                                                                     EXHIBIT 4.2

                  FOURTH RESTATED INVESTORS' RIGHTS AGREEMENT

                                PLACEWARE, INC.

                                 July__, 2000

                               TABLE OF CONTENTS
                               -----------------

1.   Registration Rights........................................   2

     1.1   Definitions..........................................   2
     1.2   Request for Registration.............................   3
     1.3   Company Registration.................................   4
     1.4   Obligations of the Company...........................   4
     1.5   Furnish Information..................................   5
     1.6   Expenses of Demand Registration......................   6
     1.7   Expenses of Company Registration.....................   6
     1.8   Underwriting Requirements............................   6
     1.9   Delay of Registration................................   7
     1.10  Indemnification......................................   7
     1.11  Reports Under Securities Exchange Act of 1934........   9
     1.12  Form S-3 Registration................................  10
     1.13  Assignment of Registration Rights....................  11
     1.14  Limitations on Subsequent Registration Rights........  11
     1.15  "Market Stand-Off" Agreement Rights..................  11
     1.16  Termination of Registration Rights...................  12

2.   Covenants of the Company...................................  12

     2.1   Delivery of Financial Statements.....................  12
     2.2   Inspection...........................................  13
     2.3   Termination of Information and Inspection Covenants..  13
     2.4   Right of First Offer.................................  13
     2.5   Notification Rights..................................  14
     2.6   Observer Rights......................................  15
     2.7   Directors' Liability and Indemnification.............  16
     2.8   Proprietary Information and Inventions Agreement.....  16
     2.9   Employee Matters.....................................  16
     2.10  Certain Covenants Relating to SBA Matters............  16
     2.11  Committees of the Board..............................  18

3.   Miscellaneous..............................................  18

     3.1   Successors and Assigns...............................  18
     3.2   Governing Law........................................  18
     3.3   Counterparts.........................................  18
     3.4   Titles and Subtitles.................................  19
     3.5   Notices..............................................  19
     3.6   Expenses.............................................  19
     3.7   Amendments and Waivers...............................  19
     3.8   Severability.........................................  19
     3.9   Aggregation of Stock.................................  20
     3.10  Entire Agreement.....................................  20
     3.11  Termination of Prior Agreement.......................  20

     Schedule A................................Schedule of Investors
     Schedule B     Schedule of Management Holders

                  FOURTH RESTATED INVESTORS' RIGHTS AGREEMENT
                  -------------------------------------------

          THIS FOURTH RESTATED INVESTORS' RIGHTS AGREEMENT is made as of July __, 2000, by and among PlaceWare, Inc., a Delaware corporation (the "Company"), the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor," and the management holders listed on Schedule B hereto, each of which is herein referred to as a "Management Holder."

                                    RECITALS
                                    --------

          WHEREAS, certain of the Investors holding Series A Preferred Stock (the "Series A Investors"), certain of the Investors holding Series B Preferred Stock (the "Series B Investors"), certain Investors holding Series C Preferred Stock (the "Series C Investors") and the Management Holders possess registration and other rights granted pursuant to the PlaceWare, Inc. Third Restated Investors' Rights Agreement by and among the Company, the Series A Investors, the Series B Investors, the Series C Investors and Management Holders named therein, dated September 17, 1999 (the "Prior Agreement"), entered into in connection with that certain Series C Preferred Stock Purchase Agreement, dated September 17, 1999, by and among the Company and the Investors named therein (the "Series C Agreement");

          WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company, the Series A Investors, the Series B Investors, the Series C Investors and the Management Holders holding a majority of the "Registrable Securities" of the Company (as defined in the Prior Agreement);

          WHEREAS, certain of the Investors are parties to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated June 16, 2000 by and among the Company and certain of the Investors listed on Schedule A thereto (the "Envoy Investors");

          WHEREAS, certain of the Investors are parties to that certain Series D Preferred Stock Purchase Agreement of even date herewith, by and among the Company and the Series D Investors named therein (the "Series D Agreement");

          WHEREAS, in order to induce the Company to enter into the Merger Agreement and the Series D Agreement, to induce the Envoy Investors to consummate the transactions contemplated by the Merger Agreement and to induce the Series D Investors to purchase shares of the Company's Series D Preferred Stock, the Series A Investors, the Series B Investors, the Series C Investors and Management Holders desire to waive, amend and restate all rights granted to them under the Prior Agreement, to terminate the Prior Agreement, and to replace the Prior Agreement in its entirety as set forth herein; and

          WHEREAS, the Envoy Investors and the Company have agreed, pursuant to the Merger Agreement, to enter into this Agreement.

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Registration Rights.  The Company covenants and agrees as follows:
          -------------------

     1.1  Definitions.  For purposes of this Section 1:
          -----------

     (a)  The term "Act" means the Securities Act of 1933, as amended.

     (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.13 hereof.

     (d) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     (e) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

     (f) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, (ii) the shares of Common Stock issued to the Management Holders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the aforementioned individuals shall not be deemed Holders for the purposes of
Section 1.2, 1.12 and 3.7 hereof, (iii) up to 50% of the shares of Common Stock issued to each of the Envoy Investors pursuant to the Merger Agreement; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the aforementioned individuals shall not be deemed Holders for the purposes of Section 2 hereof, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of the shares referenced in
(i), (ii) and (iii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
Section 1 are not assigned.

     (g) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

     (h)  The term "SEC" shall mean the Securities and Exchange Commission.

     1.2  Request for Registration.
          ------------------------

     (a) If the Company shall receive at any time after the earlier of (i) June 30, 2001, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from Holders that the Company file a registration statement under the Act covering the registration of at least thirty percent (30%) of the Registrable Securities then outstanding and having an aggregate offering price, net of underwriting discounts and commissions, of at least $10,000,000, then the Company shall:

          (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

          (ii)  effect as soon as practicable, and in any event within sixty
(60) days of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

     (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

     (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

     (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

          (i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

          (ii) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

          (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

     1.3  Company Registration.  If (but without any obligation to do so) the
          --------------------
Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of
Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

     1.4  Obligations of the Company.  Whenever required under this Section 1 to
          --------------------------
effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

          (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

     1.5  Furnish Information.
          -------------------

          (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

     1.6  Expenses of Demand Registration.  All expenses other than underwriting
          -------------------------------
discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

     1.7  Expenses of Company Registration.  The Company shall bear and pay all
          --------------------------------
expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

     1.8  Underwriting Requirements.  In connection with any offering involving
          -------------------------
an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in good faith and in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in good faith and in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included or (ii) notwithstanding the above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in
Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence. If any selling Holder disapproves of the terms of any underwriting under Section 1.3, such Holder may elect to withdraw any of its securities included in such underwriting by written notice to the Company and the underwriter, delivered at least fifteen (15) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

     1.9  Delay of Registration.  No Holder shall have any right to obtain or
          ---------------------
seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.10 Indemnification.  In the event any Registrable Securities are included
          ---------------
in a registration statement under this Section 1:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Act) for such Holder, and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, partner, officer, director, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, officer, director, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any partner, officer, director or controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (severally, and not jointly) to which any of the foregoing persons may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this Section
1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

          (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall any contribution under this subsection 1.10(d) exceed the net proceeds from the offering received by such holder.

          (e)  The obligations of the Company and Holders under this Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          (f) No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry to any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     1.11 Reports Under Securities Exchange Act of 1934.  With a view to making
          ---------------------------------------------
available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

          (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

     1.12 Form S-3 Registration.  In case the Company shall receive from any
          ---------------------
Holder or Holders holding at least ten percent (10%) of the outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

     1.13 Assignment of Registration Rights.  The rights to cause the Company to
          ---------------------------------
register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided:
(a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership, corporation or limited liability company who are partners, shareholders or members or retired partners, former shareholders or members of such entity (including spouses and ancestors, lineal descendants and siblings of such partners, shareholders or members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the entity; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

     1.14 Limitations on Subsequent Registration Rights.  From and after the
          ---------------------------------------------
date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

     1.15 "Market Stand-Off" Agreement Rights.  Each Investor hereby agrees
          -----------------------------------
that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

          (a) such agreement shall be applicable only to the first such registration statement of the Company that covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

          (b) all officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements; and

          (c) such market stand-off time period shall not exceed one hundred eighty (180) days.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     1.16 Termination of Registration Rights.  No Holder shall be entitled to
          ----------------------------------
exercise any right provided for in this Section 1 after four (4) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public or, as to any Holder, such earlier time at which (i) all Registrable Securities held by such Holder can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act and (ii) such Holder at that time holds less than one percent (1%) of the Company's outstanding capital stock.

     2.   Covenants of the Company.
          ------------------------

     2.1  Delivery of Financial Statements.  The Company shall deliver to each
          --------------------------------
Investor:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

          (b) so long as such Investor holds at least 100,000 shares of Preferred Stock (either in the form of Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, recombinations or reclassifications), as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholder's equity as of the end of such fiscal quarter comparing results to the annual plan;

          (c) so long as such Investor holds at least 100,000 shares of Preferred Stock (either in the form of Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, recombinations or reclassifications), within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

          (d) so long as such Investor holds at least 100,000 shares of Preferred Stock (either in the form of Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, recombinations or reclassifications), as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows, for such months, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

          (e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

     2.2  Inspection.  The Company shall permit each Investor, at such
          ----------
Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

     2.3  Termination of Information and Inspection Covenants.  The covenants
          ---------------------------------------------------
set forth in Section 2.1 and Section 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

     2.4  Right of First Offer.  Subject to the terms and conditions specified
          --------------------
in this paragraph 2.4, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for, any shares of any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

          (a) The Company shall deliver a notice by certified mail ("Notice") to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

          (b)  By written notification received by the Company, within twenty
(20) calendar days after giving of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held, by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion, exercise and exchange of all convertible, exercisable or exchangeable securities).

          (c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

          (d) The right of first offer in this paragraph 2.4 shall not be applicable (i) to the issuance or sale of shares of Common Stock (or options therefor) to employees or directors of or consultants to the Company for the primary purpose of soliciting or retaining their services, as approved by the Board of Directors, (ii) to or after consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement on Form S-1 or SB-2 (or any similar successor form), at an offering price of at least $10.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and $20,000,000 in the aggregate, (iii) to the issuance of securities pursuant to the conversion, exercise or exchange of convertible, exercisable or exchangeable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, as approved by the Board of Directors, (v) to the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships, provided such issuances are for other than primarily equity financing purposes, as approved by the Board of Directors, (vi) to the issuance of shares of Series C Preferred Stock pursuant to the Series C Agreement, or (vii) to the issuance of up to one hundred thousand (100,000) shares for any purpose as determined in the sole discretion of the Board of Directors.

          (e) The rights provided in this Section 2.4 shall terminate as to all Investors and be of no further force or effect (i) when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated, the public offering price of which was not less than $10.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations), and $20,000,000 in aggregate proceeds to the Company or (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

     2.5  Notification Rights.  This corporation shall give each Investor of
          -------------------
Series D Preferred Stock oral notice, followed by written notice on the same day, no later than three (3) business days after receipt by the corporation of any Takeover Proposal (as defined below) or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of the corporation by any person or entity that informs the corporation that it is considering making, or has made, a Takeover Proposal; provided, however, that such notice shall not include the identity of the offeror or the terms and conditions of such proposal, inquiry or contact. Takeover Proposal shall mean any inquiries or proposals presented to the Board of Directors that constitute, or could reasonably be expected to lead to, a proposal or offer for an acquisition, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the corporation, other than the transactions contemplated by this Agreement.

     2.6  Observer Rights.  Subject to Section 4 of the Fourth Restated Voting
          ---------------
Agreement of even date herewith, as long as Xerox Corporation ("Xerox") owns not less than 455,000 shares of Series A Preferred Stock or Common Stock issued or issuable upon conversion thereof (as adjusted for any subsequent stock dividends, combinations, splits or recapitalizations), the Company shall invite Xerox to send at Xerox' own expense one (1) representative of Xerox reasonably acceptable to the Company's Board of Directors to attend, in a nonvoting observer capacity, each meeting of its Board of Directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided in connection with such meetings; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Company believes access to such information or attendance at such meeting or portion thereof could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of highly confidential proprietary information on matters where Xerox or its representative may be a competitor of the Company. Xerox agrees, and any representative of Xerox will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Section 2.6, and such obligations will survive any termination of this Section 2.6 or this Agreement. The rights (but not the obligations) of Xerox under this Section 2.6 shall not be assignable and shall terminate as to Xerox and be of no further force or effect upon the earlier to occur of:

          (i) the date upon which the Company or a parent of the Company consummates a sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public or the date upon which the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the 1934 Act, whichever event shall first occur; or

          (ii) the date upon which the Company consummates (i) a consolidation or merger of the Company or any affiliated corporation with or into any other corporation or corporations (other than a consolidation or merger of this Company with or into a wholly owned subsidiary of this Company), (ii) a sale of all or substantially all of the assets or business of the Company in one or more related transactions, (iii) a transaction or series of related transactions (other than a public offering of the Company's securities) in which the stockholders of the Company immediately prior to such transaction(s) own, as a result of such transaction(s), less than a majority of the voting securities of the successor or surviving corporation, which shall not be the Company in the event of a consolidation or merger, immediately thereafter, or (iv) a transaction or series of related transactions (other than a public offering of the Company's securities) in which the Company issues shares representing more than 50% of the voting power of the Company immediately after giving effect to such transaction.

     2.7  Directors' Liability and Indemnification.  The Company's Restated
          ----------------------------------------
Certificate of Incorporation and Bylaws shall provide (i) for elimination of the liability of directors to the maximum extent permitted by law and (ii) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition the Company shall use its best efforts to retain such indemnification provisions.

     2.8  Proprietary Information and Inventions Agreement.  The Company shall
          ------------------------------------------------
require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form provided to the Investors.

     2.9  Employee Matters.   All stock and stock equivalents initially issued
          ----------------
after the initial Closing (defined below) to employees will be subject to vesting as follows: 25% to vest on the first anniversary following such issuance, with the remaining 75% to vest monthly over the next thirty-six months. All stock and stock equivalents subsequently issued to employees shall be subject to vesting as authorized by the Board of Directors. All stock and stock equivalents may be early exercised and subject to a repurchase option by the Company. The repurchase option shall provide that upon termination of the shareholder's employment, with or without cause, the Company or its assignee (to the extent permissible under applicable securities law qualification) retains the option to repurchase at cost any unvested shares held by such shareholder.) The Closing is defined as such time and place as the purchase and sale of the Series D Preferred Stock take place or at such other time and place as the Company and Investors acquiring in the aggregate more than half the shares of Series D Preferred Stocks pursuant to the Series D Stock Purchase Agreement mutually agree upon orally and in writing.

     2.10 Certain Covenants Relating to SBA Matters.
          -----------------------------------------

          (a) Use of Proceeds. The proceeds from the issuance and sale of the Series D Stock pursuant to the Series D Agreement (the "Proceeds") shall be used by the Company for its growth, modernization or expansion. The Company shall provide each Investor which is a licensed Small Business Investment Company (an "SBIC Investor") and the Small Business Administration (the "SBA") reasonable access to the Company's books and records for the purpose of confirming the use of Proceeds.

          (b) Business Activity. For a period of one year following the initial Closing under the Series D Agreement the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. Section 107.720.

          (c) Compliance. So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

          (d) Information for SBIC Investor. Within 45 days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such investment, and the impact of the financing on the Company's business in terms of profits and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with their obligations under the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto; provided, however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. Any submission of any financial information under this Section shall include a certificate of the company's president, chief executive officer, treasurer or chief financial officer.

          (e) For purposes of this Agreement, a "Regulatory Problem" means any set of facts or circumstances wherein both (i) it has been asserted by any governmental regulatory agency with jurisdiction over a SBIC Investor that such SBIC Investor is not entitled to hold, or exercise any significant right with respect to equity securities of the Company, including the Series D Preferred Stock or the currently unissued Common Stock of the Company into which the Series D Preferred Stock is convertible and (ii) such SBIC Investor reasonably determines that such assertion is meritorious and that the solutions proposed by such SBIC Investor is necessary to cure such regulatory violation by such SBIC Investor. If a SBIC Investor determines that it has a Regulatory Problem, it will so notify the Company and the other Investors as soon as practicable in writing. After giving such notice, such SBIC Investor will have the right to transfer its Series D Preferred Stock, and/or the shares of Common Stock issuable upon conversion of such Series D Preferred Stock, without regard to any restrictions on transfer set forth in this Agreement, the Series D Agreement or any other Agreement identified herein or in the Series D Agreement (collectively, the "Related Agreements") or in the Company's Certificate of Incorporation or Bylaws, provided that the transferee agrees to become a party to this Agreement, the Series D Agreement and/or to such relevant Related Agreements, and acknowledges that such securities will become again, after such transfer to such transferee, bound by all then relevant provisions relating to further transfer thereof by transferee, and the Company will take all such actions as are reasonably requested by such SBIC Investor in order to (i) effectuate and facilitate any transfer by such SBIC Investor of any securities of the Company then held by such SBIC Investor to any person designated by such SBIC Investor, (ii) permit such SBIC Investor (or any of its affiliates) to exchange all or any portion of any voting security of the Company then held by such SBIC Investor on a share-for-share basis for shares of a nonvoting security of the Company as will be created by action of the Board, and, to the extent required by law, its stockholder, which nonvoting security will be identical in all respects to the voting security exchanged for it, except that it will be nonvoting and will be convertible into a voting security on such terms, solely as required to allow such SBIC Investor to comply with then-applicable regulatory considerations, as are requested by such SBIC Investor in good faith, and (iii) amend, and use its reasonable efforts to cause other relevant parties, including without limitation the Company's stockholders, to take such actions as are legally required in order to amend this Agreement, the Series D Agreement, the Related Agreements, the Company's Certificate of Incorporation, the Company's Bylaws and related agreements and instruments in order to effectuate and reflect the foregoing. The parties to this Agreement (other than the Company) will vote all of the Company's voting securities held by them, and will execute and deliver all documents and instruments requested by them by the Company, in favor of and to effect such amendments and actions.

          (f) Number of Holders of Voting Securities. So long as any SBIC Investor holds any securities purchased pursuant to the Purchase Agreement or issued by the Company with respect thereto, the Company shall notify each SBIC Investor (i) at least 15 days prior to taking any action after which the number or record holders of the Company's voting securities would be increased from fewer than 50 to 50 or more, and (ii) of any other action or occurrence after which the number of record holders of the Company's voting securities was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

          (g) Termination of Obligations. The obligations of the Company under any provision of this Section 2.8 shall terminate and be of no further force and effect to the extent that (i) compliance with such provision is not required under the Small Business Investment Company Act of 1958 as amended, or the rules and regulations of the SBA thereunder, or (ii) an Investor is no longer a SBIC Investor.

          2.11 Committees of the Board.  As long as Apex is entitled to
               -----------------------
designate one individual to serve as a member of the Board of Directors of the Company, such Apex designee shall be a member of the Compensation Committee and any executive committee of the Board of Directors of the Company. As long as BankAmerica Ventures is entitled to designate one individual to serve as a member of the Board of Directors of the Company, such BankAmerica Ventures designee shall be a member of the Compensation Committee and shall have equal consideration to be on all committees of the Board of Directors. The Compensation Committee of the Board of Directors of the Company shall have no more than four (4) members (the "Compensation Committee Members") and shall have the power and authority to approve compensation-related matters with respect to executive officers of the Company and to administer the Company's 1997 Stock Plan and any other stock or option plan of the Company. Two (2) of the Compensation Committee Members shall be outside directors.

          3.   Miscellaneous.
               -------------

          3.1  Successors and Assigns.  Except as otherwise provided herein, the
               ----------------------
terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2  Governing Law.  This Agreement shall be governed by and construed
               -------------
under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to California conflict of laws provisions.

          3.3  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4  Titles and Subtitles.  The titles and subtitles used in this
               --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.5  Notices.  Unless otherwise provided, any notice required or
               -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          3.6  Expenses.  If any action at law or in equity is necessary to
               --------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7 Amendments and Waivers. (a) Any term of this Agreement may be
              ----------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that (i) in the event such amendment or waiver adversely affects the rights and/or obligations of the Management Holders under this Agreement in a different manner than the other Holders, such amendment or waiver shall also require the written consent of a majority of the Common Stock held by the Management Holders, (ii) Section 2.6 shall not be amended or waived without the prior written consent of Xerox, (iii)
          Section 1.1(f)(iii) shall not be amended or waived without the prior written consent of a majority of the Registrable Securities held by the Envoy Investors Common Stock pursuant to the Merger Agreement, and
          Section 1.1(f) shall not be amended to remove the Series D Preferred Stock from the definition of "Registrable Securities" without the consent of a majority in interest of the Series D Preferred. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

          (b) Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series D Preferred Stock, any purchaser of such shares of Series D Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an "Investor" hereunder.

          3.8  Severability.  If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.9  Aggregation of Stock.  All shares of Registrable Securities held
               --------------------
or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          3.10 Entire Agreement.  This Agreement (including the Exhibits hereto,
               ----------------
if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

          3.11 Termination of Prior Agreement.  Upon the effectiveness of this
               ------------------------------
Agreement, the Prior Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              COMPANY:

                              PLACEWARE, INC.

                              By: _________________________________________
                                   Barry James Folsom, President and
                                   Chief Executive Officer

                              Address:  295 North Bernardo Avenue
                                        Mountain View, CA  94043




                                 SIGNATURE PAGE
                  FOURTH RESTATED INVESTORS' RIGHTS AGREEMENT

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              INVESTORS:


                              ____________________________________
                              Print Name

                              By:_________________________________

                              Name:_______________________________

                              Title:______________________________

                    Address:  ____________________________________

                              ____________________________________

                              ____________________________________




                                 SIGNATURE PAGE
                  FOURTH RESTATED INVESTORS' RIGHTS AGREEMENT

                                   Schedule A

Investors
---------

Bank of America Ventures
950 Tower Lane
Suite 700
Foster City, CA  94404
Attn:  Rory O'Driscoll

BA Venture Partners V
950 Tower Lane
Suite 700
Foster City, CA  94404
Attn: Rory O'Driscoll

Trans Cosmos USA
555 Twin Dolphin Drive
Suite 150
Redwood Shores, CA  94065
Attn:  Yasushi Nishida

Gabriel Venture Partners, L.P.
1325 Howard Ave.
Burlingame, CA  94010
Attn:  Rick Bolander

Gabriel Legacy Fund, L.P.
1325 Howard Ave.
Burlingame, CA  94010
Attn:  Rick Bolander

Hewlett-Packard Company
3000 Hanover Street
Mailstop 20BQ
Palo Alto, CA  94304
Attn:  General Counsel

Apex Investment Fund III, L.P.
Suite 9600
233 South Wacker Drive
Chicago, IL  60606

Apex Strategic Partners, LLC
Suite 9600
233 South Wacker Drive
Chicago, IL  60606

InterWest Partners VI, L.P.
3000 Sand Hill Road
Building 3, Suite 255
Menlo Park, CA 94025
Attn:  Flip Gianos

InterWest Investors VI, L.P.
3000 Sand Hill Road
Building 3, Suite 255
Menlo Park, CA 94025
Attn:  Flip Gianos

Bay Partners SBIC, L.P.
10600 North De Anza Blvd., #100
Cupertino, CA 95015

Xerox Corporation
800 Long Ridge Road
P. O. Box 1600
Stamford, CT  06904
Attn:  Charles Gilliam

Larry J. Williams and Margaret T. Williams,
Trustees of the Williams Family Trust
U/D/T dated 7/30/91
12 Snecker Ct.
Menlo Park, CA  94025

Magnuson Revocable Trust Dated 1/14/94
c/o Richard P. & Amy C. Magnuson, Trustees
355 Mariposa Avenue
Los Altos, CA  94022

Rekhi Family Trust Dated 12/15/89
c/o Kanwal S. Rekhi & Ann H. Rekhi, Trustees
16150 Hillvale Avenue
Monte Sereno, CA 95030

Raj-Ann Kaur Rekhi Trust Dated 12/15/89
Benjamin Rekhi Trust Dated 12/15/89
c/o Navindra Jain, Kanwal S. Rekhi & Ann H. Rekhi, Trustees
16150 Hillvale Avenue
Monte Sereno, CA 95030

Rekhi Family Trust, Created on June 17, 1992
c/o Upender Jeet Singh Rekhi & Kulvinder Kaur Rekhi, Trustees
18330 Laurel Drive
Los Gatos, CA 95030

J.F. Shea Co., Inc. as nominee 1996-48
c/o Edmund Shea
655 Brea Canyon Drive
Walnut, CA 91789

Henry L. B. Wilder
331 Tripp Road
Woodside, CA  94062

Dougery Ventures, LLC
165 Santa Ana Avenue
San Francisco, CA  94127
Attn:  John Dougery

Dougery Revocable Trust UTD 10/15/96
John R. Dougery Revocable Trust UTD 10/15/96
Shelley Dougery Trust
John R. Dougery, Jr. Trust
Kathryn Ann Dougery Trust
Rolapp Trust
165 Santa Ana Avenue
San Francisco, CA  94127
Attn:  John Dougery

K. B. Chandrasekhar
c/o Exodus Communications, Inc.
2650 San Tomas Expressway
Santa Clara, CA  95051

Ayer Family Trust Dated 6/30/82
William E. Ayer
c/o William E. Ayer
3000 Sand Hill Road, #4-145
Menlo Park, CA 94402

Goel Family Partnership
98 Ridgeview Drive
Atherton, CA  94027

Donald B. Ayer
6250 Park Road
McLean, VA  22101

William S. Ayer
15829 S.E. 56th Place
Bellevue, WA  98006

James F. McGill
201 West 72nd Street, #16A
New York, NY  10023

Eric Emerson Schmidt & Wendy Schmidt,
Trustees or successor trustee, under the
Schmidt family living trust u/a/d 2/19/87
366 Walsh Road
Atherton, CA  94027

Daniel C. Lynch
25660 LaLanne Court
Los Altos Hills, CA  94022

George B. and Mary Lou Shott Trust U/A DTD 10/15/91
990 Green Street, #5
San Francisco, CA  94133

Rajinder K. Chopra
Anjali Chopra
19918 Portal Plaza
Cupertino, CA  95014

Rajdak Investment LLC
151 Bridgton Court
Los Altos, CA  94022

Barry James Folsom
27197 Black Mountain Road
Los Altos Hills, CA  94022

Zeisler/Bailey Family Trust,
Dated 5/14/98
c/o John Zeisler
25975 Alicante Lane
Los Altos Hills, CA  94022

Comdisco, Inc.
c/o Comdisco Ventures Division
3000 Sand Hill Road
Building 1, Suite 155
Menlo Park, CA  94025

Invesco Private Capital
1166 Avenue of the Americas
New York, NY 10036

Belinda L. Adkisson
7585 SW Fairmoor Street
Portland, OR  97225

Nadir Ali
369 Churchill Avenue
Palo Alto, CA  94301

Stephen E. Allsup
13374 Hidden Bay Court
Lake Oswego, OR  97035

Anfuso Family Trust
3101 NE 156th Avenue
Portland, OR  97230

John Appel
211 Cypress Hills Court
Danville, CA  94526

Eileen F. Blair
842 Piedmont Drive
Redwood City, CA  94062

Buehner-Fry, Inc.
Attn:  Milton T. Buehner
62975 Boyd Acres Road, Suite 3
Bend, OR  97701

Michael Corbett
5744 SW Joshua Street
Tualatin, OR  97062

Kurt H. Dalbey
24825 NW Newland Road
Wilsonville, OR  97070

Dealy Strategy Group, LLC
_________________________
_________________________

Margaret M. Dudenhoeffer
274 Morro Hills Road
Fallbrook, CA  92028

Cecilia A. Finnigan
4135 Blvd. Place
Mercer Island, WA  98040

Dennis M. Finnigan, Jr.
1494 Sunny  View Way
Santa Rosa, CA  95401

Dennis M. Finnigan and Barbara P.
 Finnigan 1989 Living Trust
1095 SW Schaeffer Road
West Linn, OR  97068

Kevin F. Finnigan
Before July 7, 2000:
842 Piedmont Way
Redwood City, CA  94062

Starting July 7, 2000:
2808 Hillcrest Road
Rocklin, CA  95765

Marie Finnigan Miyaishi
Belle Maison Sakaguchi #303
Okaya 5-5-17, Otsu City
Japan 520-2144

Timothy C. Finnigan
4462 Pampas Circle
Antioch, CA  94509

First Executive LLC
Attn:  Robert W. Coen
15648 SE 114th, Suite 205
Clackamas, OR  97015

Bruce Frydenlund
3345 Barrington Drive
West Linn, OR  97068

Bruce Frydenlund as Custodian
 under the Uniform Transfer to

 Minors Act FBO
 Karina H. Frydenlund
c/o Kathy Frydenlund
3345 Barrington Drive
West Linn, OR  97068

Bruce Frydenlund as Custodian
 under the Uniform Transfer to
 Minors Act FBO
 Kirstie M. Frydenlund
c/o Kathy Frydenlund
3345 Barrington Drive
West Linn, OR  97068

Kristoffer C. Frydenlund
c/o Kathy Frydenlund
3345 Barrington Drive
West Linn, OR  97068

George Communications, LLC
Attn:  Chris Barnes
90 Eldridge Avenue
Mill Valley, CA  94941

Robert Jesenik
3480 Cascade Terrace
West Linn, OR  97068

Brian Oliver
14633 Ehlen Road NE
Aurora, OR  97002

Mark Reed
4185 Rosepark Drive
West Linn, OR  97068

Teresa L. Rice
1095 SW Schaeffer Road
West Linn, OR  97068

Jerome Simon
4618 Park Mirasol
Calabasas, CA  91302

John W. Spencer
6788 SW Canyon Drive

Portland, OR  97225

Robert G. Wells and
Betty D. Wells, Joint Tenants
c/o PMB 86
557 California Avenue
Boulder City, NV  89005-2796

  with copy to:
  37028 DePortola Road
  Temecula, CA  92592

West End Partners, Inc.
809 Presidio Avenue
Santa Barbara, CA  93108

John Bradley
23077 SW Newberg Rd.
Wilsonville, OR 97070

Seth Buechley
10035 SW Choctaw Street
Tualatin, OR  97062

Mark Buechley
371 Flat Rock Road
Glide, OR  97443

Campbell Family Trust
Paul T. Campbell, Trustee
1133 White Sails Way
Corona del Mar, CA 92625

Paul T. Campbell
14445 SW 130th Avenue
Tigard, OR  97223

Coleen Connell
300 Third Street, #316
San Francisco, CA  94107

Alfred Costanzo
3307 46th Street
Lubbock, TX  79413

Robert M. Di Scipio

8514 Skyland Drive
Niwot, CO  80503

Terrance E. Erdman
13760 SW 14th Avenue
Tigard, OR  97223

John Hall
5021 SW Maple Ln.
Portland, OR  97221

1998 Qureishi Family Trust
335 E Middlefield Road
Mountain View, CA  94043

Trena O'Bill
18160 Cottonwood Road, No. 380
Sunriver, OR  97707

Edwin J. O'Mara
19885 Bellevue Way
West Linn, OR  97068

Jeffrey A. O'Rourke
 and Stephanie O'Rourke
1103 Southdown Road
Hillsborough, CA  94010

Howard Rachinski
16330 NE Eugene Ct.
Portland, OR  97230

William and Karen Sloan Trust
4147 Creekpoint Ct.
Danville, CA  94506

TWB Investment Partnership
1201 3rd Avenue, Suite 4000
Seattle, WA  98101

Greg Vislocky
16809 Quail Ct.
Lake Oswego, OR  97034

                                  Schedule B

Management Holders
------------------

Richard H. Bruce
1956 Alford Drive
Los Altos, CA  94024-6901

Pavel Curtis
27990 Via Ventana
Los Altos Hills, CA  94022

Michael D. Dixon
1523 Portola Avenue
Palo Alto, CA  94306

Robert T. Krivacic
2302 Gunar Drive
San Jose, CA  95124

David A. Nichols
2555 Dell Avenue
Mountain View, CA  94043

The William W. and Nancy W. Shott
Family Trust Dated May 14, 1993
280 Willowbrook
Portola Valley, CA  94028

Magnuson Revocable Trust Dated 1/14/94
c/o Richard P. & Amy C. Magnuson, Trustees
355 Mariposa Avenue
Los Altos, CA  94022

Rekhi Family Trust Dated 12/15/89
c/o Kanwal S. Rekhi & Ann H. Rekhi, Trustees
16150 Hillvale Avenue
Monte Sereno, CA 95030

                                      B-1